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                                                                   EXHIBIT 10.26

                        AGENCY AGREEMENT NO. 01-02/00-kom

CITY OF MOSCOW                                                 FEBRUARY 02, 2000

ZAO "AMRUS TRADING COMPANY", represented by its Director General, acting on the basis of the company's Charter, hereinafter named "the Principal", and ZAO "OXIRIS", hereinafter named "the Agent", represented by Director General V.A.Dolgov, acting on the basis of the Charter, entered into the present agreement on the following:

                          1. SUBJECT OF THE AGREEMENT

1.1. Upon the request of the Principal, the Agent undertakes to conclude in its own name, for a remuneration, deals connected with selling and buying household appliances, further referred to as the Goods.
1.2. List of the Goods, provided to the Agent, and their prices are stated in Annex 1, which is an inseparable part of this Agreement.
1.3. The rights and obligations under deals, concluded by the Agent with third parties belong to the Agent.
1.4. The Goods supplied to the Agent by the Principal are owned by the Agent.

                    2. RIGHTS AND OBLIGATIONS OF THE PARTIES

2.1  Rights and obligations of the Principal:
2.1.1 The Principal undertakes to deliver to the Buyer Goods of the proper quality, conforming to the certificates, to other technical documentation, and to the sanitary regulations, if those goods are in stock at the Seller's warehouse, against an order made up by the Buyer not later than 24 hours after receipt of the order.
2.1.2 The Principal is obliged to replace the Goods delivered in improper form at his cost, if the damages were caused by improper transporting or stocking.
2.1.3 In case the Goods are not in stock at the Seller's warehouse, the Seller is obliged to notify the Buyer of a possible date of delivery within 24 hours.
2.1.4 The Principal is obliged:
       -  to prepare the shipping documents;
       - to accept from the Agent cash, received on order, within an agreed time;
       - to assume the obligations of the Agent to third Parties upon a written request of the Agent;
       - to study the reports of the Agent (listed in Item 2.2.1.) in time; if after 5 (five) days the Agent received no objections regarding the report, it shall be considered accepted and approved.

2.2  Rights and obligations of the Agent:
       2.2.1 The Agent is obliged to provide to the Principal a report on the progress of the order, as well as a report after the order is fulfilled within 10 (ten) calendar days after the end of every month (report on the sales made).
       2.2.2 The Agent is obliged to accept Goods on conditions ex-warehouse of the Principal in Moscow.
       2.2.3 The Agent is obliged to check quality and assortment of the Goods at delivery, to prepare and sign the appropriate papers, to notify the Principal about defects of the Goods, revealed at delivery.

2.2.4 The Agent shall enjoy the right to demand reimbursement of the losses, caused by the Principal's cancellation of the order.

             3. REMUNERATION OF THE AGENT AND THE PAYMENT PROCEDURE
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3.1  The Principal delivers Goods at the prices, agreed upon in Annex 1 to this
     Agreement. Prices for the Goods are established in USD. Prices are allowed to change within the validity term of the agreement. The Party, who makes a decision about changes should notify the other Party not later than in 10 days after the actual change of price. Price change should be shown in the Annex and agreed upon by the Parties.
3.2 Price of the Goods is determined by the fact of payment by the Agent for the Goods by way of recalculating the price in rubles on the exchange rate of the Central Bank of the Russian Federation for the date of payment for the Goods. Date of payment should be considered the date, when funds are written off the Agent's bank account.
3.3 The Agent is obliged to sell the Goods at the prices, not lower than shown in the Annex 1. The commission shall be 5% of the sum of the Goods sold.
3.4 The Agent shall transfer monthly, till 10th day of the month, following the reported period, the funds received for the Goods sold, less the commission sum.

                        4. RESPONSIBILITY OF THE PARTIES

4.1. In case one of the Parties fails to fulfil any provision of this Agreement, all disputes shall be settled on the basis of mutual understanding. If settlement can not be reached in this way, the case shall be given over to the International Arbitrage Court at the Moscow Chamber of Commerce and Industry, city of Moscow.
4.2 In case the Agent delays payment to the Princiapl though the Agent's fault, a fine shall be imposed in the amount of 0,5% of the sum, calculated as a difference between the due sum for the Goods sold, actual selling sum and commission sum for each banking day of delay of the payment. Fine paid does not release the Agent from the obligation to pay the above-mentioned sum.

                            5. TERM OF THE AGREEMENT

5.1. This Agreement shall come into force from the date, when it is signed by the authorised persons of the Parties.
5.2. Term of validity of this Agreement is established equal to one calendar year. Validity of this Agreement upon its extinction shall be prolonged automatically for each subsequent period, if neither of the Parties gave no notice in writing, in a one month time before expiry date, to the other Party on the termination of this Agreement, or on its further amendment.

                            6. TERMINATION CONDITIONS

6.1. This Agreement can be terminated upon the wish of one of the Parties, on the condition that the other Party is notified not later, than in a month before the termination date.
6.2 The Agent shall enjoy the right to terminate the agreement after paying reminder of the funds to the Principal for the delivered Goods.
6.3 The Principal shall enjoy the right to terminate the agreement, by delivering to the Agent all the Goods, necessary to fulfil the obligations before the third parties, and by reimbursing to the Agent the costs to fulfil the order.

                                7. FORCE-MAJEURE

7.1. In case circumstances outside one's control will occur, for instance, flood, fire, earthquake, epidemic, war conflict, Coup d'Etat, acts of terrorism, civil disturbances, strike, orders, decrees or other administrative interference of the Government, or any other resolutions, administrative or governmental restrictions, causing influence on fulfilment of the obligations under this Agreement, or other circumstances outside of reasonable control of the Parties, terms of
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     fulfilment of these obligations shall be postponed proportionally for the period of existence of such circumstances, if they considerably affect timely fulfilment of the whole Agreement, or one or another of its part, subject for fulfilment after occurrence of the circumstances of force-majeure. Both Parties should immediately notify in writing each other on the commencement and cessation of circumstances of force-majeure, which obstruct fulfilment of the obligations under this Agreement. The Party, referring to the circumstances of force-majeure, should provide in confirmation the document from the competent state body.

                                8. MISCELLANEOUS

8.1. This Agreement may be changed and supplemented by the written agreement of the Parties, signed by the authorized representatives of the Parties.
8.2. The Agent can not give over his rights to this Agreement to other organizations without a preliminary written consent of the Principal.
8.3. The Parties agree to keep in strict confidence conditions of this Agreement and any information, related to the business side of the other Party in relation to this Agreement, and not to make any public statements, concerning these conditions, except as upon receiving beforehand the written consent of the other Party.
8.4. This Agreement, including annexes, replaces any other preliminary agreements, approvals, written and oral understandings, related to the subject of this Agreement.
8.5. Within two working days from the date of signing of this Agreement each Party delegates their senior employee (one from each side) for the purpose of organizing technical co-operation in data exchange between the informational systems of the Seller an of the Buyer.
8.6. Within two weeks from the date of signing of this Agreement the working groups of the Parties, under supervision of their senior employees, shall agree upon every detail of technical co-operation on exchange of information about Goods, and prepare the Protocol on exchange, and procedure for information updating, which shall be approved by the authorized representatives of both Parties and shall be considered as inseparable part of this Agreement.

                  9. ADDRESSES AND BANK DETAILS OF THE PARTIES

       THE COMMISION TRADER                               THE AGENT
Full name                                           Full name
Of organization: ZAO "AMRUS TRADING                 Of organization: ZAO "OKSIRSIS"
                    COMPANY"
Juridical address : 121248, Moscow                  Juridical address : 117802 Moscow
        Ukrainskiy blwrd., bld.3/5,                         Nauchniy proezd 12
        Korp.2, (management room)
Full actual    113105, Moscow,                      Full actuall     117802 Moscow
Address:       Varshavskoye shosse, 33A,            address:         Nauchniy proezd 12
               Office 1305;
Telephone      : (095) 234 01 14                    Telephone        : (095) 334-4411
Fax                  :                              Fax              : 937-5060
Name of the bank: "Perviy Gorodskoy bank",          Name of the bank: AKB "Evrozapsibbank"
           Moscow, 113532, Ozerkovskaya
           Nab., bldg 50
Account : 40702810600000000085                      Account : 40702810700030000049
BIC            : 044583814                          BIC              : 044585726
Corresponding                                       Corresponding
Account        : 30101810400000000814               Account          : 30101810000000000726
INN            : 7730080227                         INN              : 7706200205
OKONH          : 71100, 71200, 72200,               OKONH            : 71100, 71200, 71500
               84500, 14933, 51500

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
OKPO           42949333                             OKPO             51260913

ZAO "AMRUS TRADING COMPANY"                         ZAO "OKSIRIS"

                      /A.V.Lukyanov/                                           /V.A.Dolgov/
----------------------             -                ---------------------------
Director General                                    Director General


February 02, 2000                                          February 02, 2000